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                                                                    EXHIBIT 99


FOR IMMEDIATE RELEASE               CONTACT:     Ross Willis
June 25, 1998                                    (404) 584-3769

           COMPETITION APPROVED FOR NATURAL GAS CUSTOMERS IN GEORGIA

     A decision was made today by the Georgia Public Service Commission (PSC) in a landmark proceeding designed to open Georgia's natural gas markets for marketers to sell natural gas directly to more than 1.4 million Georgia customers.

     The decision was in response to a filing last November by Atlanta Gas Light Company (AGLC), the principal subsidiary of AGL Resources Inc. (NYSE: ATG) and the largest distributor of natural gas in the Southeast.

     The proposal filed by AGLC followed the guidelines of the Natural Gas Competition and Deregulation Act, signed into law by Georgia Governor Zell Miller last year. The law was passed unanimously by the Georgia General Assembly.

     "Bringing in competition will benefit customers," said Walter M. Higgins, president of AGL Resources. "We do not agree with everything in the PSC decision. But we believe the remaining issues will be resolved and that ultimately Georgia's approach to competition will serve as a model nationwide."

     "Before they voted, the PSC said that they fully expect parties in this case to ask for reconsideration because of the complex nature of the many issues involved," said Catherine Land-Waters, acting president of AGLC. "We agree and expect to file a request for reconsideration as soon as possible to work out the details of a plan that will be successful in bringing the benefits of competition to Georgia customers."

     Land-Waters summarized a number of key aspects of today's PSC decision:

 . a new rate design for AGLC's services that will levelize customer delivery costs throughout the year;

 .  a reduction in base rates of around $7 million per year;

 .  provisions to support continued economic development in the public interest;

 .  market-based prices for interruptible gas sales; and

 .  guidelines covering how the system will operate in a competitive marketplace.
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     The PSC voted to accept AGLC's current allowed return on equity at 11%. The decision also continued traditional rate-of-return regulation.

     Beginning November 1, customers of AGLC will have the opportunity to purchase their natural gas directly from a marketer of choice at competitive prices. AGLC will continue delivering gas to all customers regardless of which marketer a customer chooses. AGLC will continue to earn its return from its investment in the delivery system. AGLC continues to be responsible for assuring the safe and reliable operation of the gas delivery system. During the transition to a fully competitive marketplace, AGLC will purchase gas supplies for customers until customers choose a marketer.

     During the transition to competition, customers will be able to choose their own natural gas marketer or continue to purchase gas and delivery service from AGLC. Eventually all customers will purchase gas from marketers, and then AGLC no longer will sell gas.

     AGLC will continue to own and operate the gas delivery system and to be responsible for the safe and reliable delivery of natural gas and related services to more than 1.4 million households and businesses in 231 Georgia communities.

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